Cooper Industries

P.O. Box 4446
Houston, Texas 77210-4446

News Release

For Immediate Release

For information contact:	Exhibit 99.1
Mark Doheny Director of Investor Relations Cooper Industries 713-209-8484 mark.doheny@cooperindustries.com

Cooper Industries Updates Third Quarter 2010 Outlook

Dublin, Ireland, September 20, 2010 – Cooper Industries plc (NYSE: CBE) today announced that its third quarter 2010 revenues are anticipated to exceed the high end of its previous forecast for revenue growth of 2% to 5%, adjusted for the deconsolidation of the Tools segment. Revenue growth for the third quarter is now expected to be approximately 6% to 8%. Earnings per share in the third quarter are now expected to be in the range of $.82 to $.85, up from the previous forecast of $.75 to $.80. Additionally, it is expected that Cooper will have repurchased over 6 million shares year-to-date by the end of the third quarter.

Cooper will report its fiscal third quarter 2010 results on October 21, 2010.

About Cooper Industries
Cooper Industries plc (NYSE: CBE) is a global electrical products manufacturer with 2009 revenues of $5.1 billion. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has seven operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2009, sixty-one percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2009. For more information, visit the website at www.cooperindustries.com.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding future revenues, costs and expenses, earnings, earnings per share, margins, cash flows, dividends and capital expenditures. Important factors which may affect the actual results include, but are not limited to, political developments, market and economic conditions, changes in raw material, transportation and energy costs, industry competition, the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs, the ability to develop and introduce new products, the magnitude of any disruptions from manufacturing rationalizations, changes in mix of products sold, mergers and acquisitions and their integration into Cooper, the timing and amount of any stock repurchases by Cooper, changes in financial markets including currency exchange rate fluctuations, changing legislation and regulations including changes in tax law, tax treaties or tax regulations, and the resolution of potential liabilities and insurance recoveries resulting from on-going Pneumo-Abex related asbestos claims.

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